Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of China Security & Surveillance Technology, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: January 22, 2008

WHITEHORSE TECHNOLOGY LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Chief Executive Officer

TU GUO SHEN

/s/ Tu Guo Shen

LI ZHI QUN

/s/ Li Zhi Qun